Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Point Income Company Inc.

We consent to the use of our report dated February 24, 2020 with respect to the financial statements of Eagle Point Income Company Inc., including the schedule of investments as of December 31, 2019, the related statements of operations and cash flows for the year then ended, the statement of changes in net assets for the year then ended and for the period from October 16, 2018 to December 31, 2018, the statement of members’ equity for the period from October 4, 2018 (commencement of operations) to October 15, 2018 and the related notes (collectively, the financial statements), and the financial highlights for the year then ended, the period from October 16, 2018 through December 31, 2018, and the period from October 4, 2018 (commencement of operations) through October 15, 2018, included herein and to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP

New York, New York

April 6, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.